EXHIBIT 21

ELWOOD ENERGY LLC
SUBSIDIARIES OF THE REGISTRANT

NAME	JURISDICTION OF INCORPORATION	NAME UNDER WHICH BUSINESS IS CONDUCTED

Elwood Energy LLC	Delaware	Elwood Energy LLC
Elwood II Holdings, LLC	Delaware	Elwood II Holdings, LLC
Elwood III Holdings, LLC	Delaware	Elwood III Holdings, LLC